UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

PALATIN TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

4B CEDAR BROOK DRIVE CRANBURY, NJ 08512

April 26, 2021

Dear fellow Stockholder,

We are pleased to invite you to Palatin’s Annual Meeting of Stockholders, which will be held virtually via live audio webcast on Tuesday, June 8, 2021, at 9:00 a.m., Eastern Daylight Time.

Details regarding the virtual meeting, including how you can access and participate in the meeting, are described in the accompanying Notice and Proxy Statement.

In addition to the customary election of directors, ratification of auditors and say-on-pay, the key proposal that we ask stockholders to approve is an increase in the authorized number of common shares we can issue from a total of 300,000,000 to 400,000,000 shares. We believe that the proposed increase in shares is the minimum increase amount that will allow us to raise capital to, among other things, continue with aggressive new product development and, in the case of Vyleesi® (bremelanotide injection), necessary marketing and distribution activities.

Discovery and development of innovative new drugs, including obtaining Food and Drug Administration (FDA) approval and commercialization, is a lengthy and expensive endeavor. We are fortunate to have multiple drugs in development with the potential to dramatically impact the lives of patients suffering from inflammatory and autoimmune conditions. Our PL9643 treatment for dry eye disease will begin the final stages of clinical trials required for FDA approval this year. We also intend to start a Phase 2 trial with PL9643 for a new front of the eye indication later this year. In addition, we are planning proof-of-mechanism studies for diabetic retinopathy and ulcerative colitis.

We ended our last fiscal year (June 30, 2020) with $82.9 million in cash and cash equivalents and $72.2 million in cash and cash equivalents on December 31, 2020. We are in good shape financially for the near-term. But completing the clinical trials we have planned, which we believe will significantly increase stockholder value, will require more money than we have. To succeed we require financial flexibility to support our innovative and potentially life-changing drug development programs.

Sincerely, Carl Spana President and Chief Executive Officer

If you have additional questions, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or other materials, please contact Alliance Advisors LLC:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
855-600-8101

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

date	Tuesday, June 8, 2021
time	9:00 a.m., Eastern Daylight Time
place
The annual meeting will be a completely “virtual” meeting of stockholders. You will be able to listen and participate in the virtual annual meeting as well as vote and submit your questions during the live webcast of the meeting by visiting http://www.virtualshareholdermeeting.com/PTN2021 and entering the 16‐digit control number included on your proxy card or the instructions that accompanied your proxy materials.

record date	April 13, 2021
items of business
(1) election of seven directors nominated by our board of directors;
(2) ratification of appointment of our independent registered public accounting firm for the fiscal year ending June 30, 2021;
(3) approval of an amendment to our Certificate of Incorporation to effect an increase in authorized common stock from 300,000,000 shares to 400,000,000 shares; and
(4) approval, on an advisory, non-binding basis, of the compensation of our named executive officers (“say-on-pay”).

stockholder list
A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for 10 days before the meeting, at our offices, Cedar Brook Corporate Center, 4B Cedar Brook Drive, Cranbury, New Jersey 08512. During the virtual annual meeting, such list will be available for examination at http://www.virtualshareholdermeeting.com/PTN2021.

By order of the board of directors, Stephen T. Wills, Secretary April 26, 2021

This proxy statement, proxy card and annual report, including our annual report on Form 10-K for the fiscal year ended June 30, 2020, are being mailed to our stockholders on or about April 26, 2021. The proxy statement, proxy card and annual report will also be available to our stockholders on www.proxyvote.com on that same date.

Important Notice Regarding the Availability of Proxy Materials: We have elected to utilize the “full set delivery” option and are delivering paper copies to all stockholders of all proxy materials, as well as providing access to those proxy materials on a publicly accessible website. The proxy statement, proxy card and annual report to security holders, including our annual report on Form 10-K for the fiscal year ended June 30, 2020, are available to holders of our common stock at www.proxyvote.com.

PALATIN TECHNOLOGIES, INC.

2021 ANNUAL MEETING

4B Cedar Brook Drive
Cranbury, New Jersey 08512
(609) 495-2200

PROXY STATEMENT FOR THE VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2021

VOTING PROCEDURES AND SOLICITATION

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on June 8, 2021:

The proxy statement, proxy card and annual report to security holders, including our annual report on Form 10-K for the fiscal year ended June 30, 2020, are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the virtual meeting, please act as soon as possible to vote your shares. Your prompt voting may save us the expense of following up with a second mailing. Beginning on or about April 26, 2021, we are sending proxy materials to stockholders of record and beneficial owners at the close of business on April 13, 2021. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other holder of record (a “brokerage firm”), you are considered the “beneficial owner” of the shares held in street name.

GENERAL INFORMATION

Why am I receiving these materials? The Board of Directors of Palatin Technologies, Inc., or the board, has made these materials available to you over the Internet and has delivered printed versions of these materials to you by mail, in connection with the board’s solicitation of proxies for use at the virtual-only 2021 annual meeting of stockholders, or the virtual annual meeting. The virtual annual meeting is scheduled to be held on Tuesday, June 8, 2021, at 9:00 a.m., Eastern Daylight Time, via live webcast through the website link below. You will need the 16‐digit control number provided on your proxy card or on the instructions that accompanied your proxy materials. This solicitation is for proxies for use at the virtual annual meeting or at any reconvened meeting after an adjournment or postponement of the virtual annual meeting.

How can I vote my shares and participate in the virtual annual meeting? This year’s virtual annual meeting will be held entirely online and you will not be able to attend the meeting in person. This will allow greater participation, particularly because we do not know whether, in light of ongoing public health concerns surrounding COVID-19, an in-person meeting would be permissible or advisable. Shareholders may participate in the virtual annual meeting by visiting the following website: http://www.virtualshareholdermeeting.com/PTN2021. To participate in the virtual annual meeting, you will need the 16‐digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the virtual annual meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the virtual annual meeting. However, even if you plan to participate in the virtual annual meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to participate in the virtual annual meeting. For beneficial owners who do not have a control number, please contact your brokerage firm as soon as possible so that you can be provided with a control number to gain access to the meeting.

How can I vote my shares without participating in the virtual annual meeting? To vote your shares without participating in the meeting, please follow the instructions for Internet or telephone voting in this proxy statement. You may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. This way your shares will be represented whether or not you are able to participate in the meeting.

What will I need in order to participate in the virtual annual meeting? You are entitled to participate in the virtual annual meeting only if you were a stockholder of record as of the record date for the virtual annual meeting, or April 13, 2021 (the “Record Date”), or you hold a valid proxy for the virtual annual meeting. You may participate in the virtual annual meeting, vote, and submit a question during the virtual annual meeting by visiting http://www.virtualshareholdermeeting.com/PTN2021 and using your 16‐digit control number to enter the meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may use your 16‐digit control number on the instructions that accompany your proxy materials to enter the meeting. If you do not use your 16-digit control number, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual annual meeting.

METHODS OF VOTING

If you are a beneficial owner, you may be eligible to vote your shares electronically over the Internet or by telephone. Many brokerage firms participate in the Broadridge Investor Communications Services online program. This program provides eligible stockholders that hold shares in street name the opportunity to vote via the Internet or by telephone. Whether or not your brokerage firm is participating in Broadridge’s program, your proxy materials will contain voting instructions. If you are a stockholder of record or if you are a beneficial owner whose brokerage firm participates in Broadridge’s program, there are three ways to vote before the meeting:

●
By Internet – www.proxyvote.com. If you have Internet access, you may transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, the day before the meeting date, that is, June 7, 2021. Go to www.proxyvote.com. You must have your proxy card or instructions in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

●
By telephone – 1-800-690-6903. You may vote using any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, the day before the meeting date, that is, June 7, 2021. Call 1-800-690-6903 toll free. You must have your proxy card or instructions in hand when you call this number and then follow the instructions.

●
By mail – Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided.

If you voted by Internet or telephone or sent in a proxy card and are also participating in the virtual annual meeting, the proxy holders will vote your shares as you previously instructed unless you inform the Secretary during the meeting that you wish to vote your shares electronically at the virtual annual meeting.

If you have additional questions, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or other materials, please contact Alliance Advisors LLC:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
(855) 600-8101

REVOKING OR CHANGING A PROXY

You may revoke your proxy or change your vote by

●
voting again by proxy over the Internet or by telephone until 11:59 p.m., Eastern Daylight Time, on June 7, 2021 (only your last Internet or telephone vote will be counted);

●
signing and returning another proxy card on a later date;

●
sending written notice of revocation or change to the Secretary at our offices, 4B Cedar Brook Drive, Cranbury, New Jersey 08512; or

●
informing the Secretary and voting your shares electronically at the virtual annual meeting.

To be effective, a later-dated proxy or written revocation or change must arrive at our corporate offices before the start of the meeting.

If you are a beneficial owner, you may submit new voting instructions by following the instructions from the brokerage firm that holds your shares, or by obtaining a legal proxy from the brokerage firm that holds your shares giving you the right to vote the shares. You may vote your shares electronically at the virtual annual meeting only if you are the stockholder of record or if you are a beneficial owner and have obtained a legal proxy from the brokerage firm that holds your shares.

PROXY SOLICITATION

We are soliciting proxies on behalf of the board, and we will pay all costs of preparing, printing, and mailing the proxy materials. In addition to mailing proxy materials, our officers and employees may solicit proxies by telephone, fax, e-mail, or Internet, without receiving any additional compensation for their services. We have requested brokers, banks, and other fiduciaries to forward proxy materials to the beneficial owners of our stock and will pay for their reasonable expenses in forwarding proxy materials to such beneficial owners. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support for a service fee of $12,500 and plus out-of-pocket expenses and customary disbursements.

Proxies and ballots will be received and tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), and Broadridge or its designee will serve as our Inspector of Election.

HOW PROXIES ARE VOTED

The proxy holders are Carl Spana, Ph.D., our chief executive officer, president and a director, and Stephen T. Wills, our chief financial officer, chief operating officer, executive vice president, secretary, and treasurer. The proxy holders will vote your shares according to your instructions on the proxy card or on the instructions that accompanied your proxy materials. If a signed proxy card does not contain instructions, the proxy holders will vote the shares FOR the election of the director nominees listed on the card or on the instructions that accompanied your proxy materials; FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021; FOR an amendment to our Certificate of Incorporation to increase authorized common stock from 300,000,000 shares to 400,000,000 shares; and FOR approval, on an advisory, non-binding basis, of the compensation of our named executive officers.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

Holders of common stock and of Series A preferred stock at the close of business on the Record Date of April 13, 2021 are entitled to vote at the meeting:

●
Common stock: 230,049,691 shares outstanding, one vote per share; and

●
Series A preferred stock: 4,030 shares outstanding with approximately 16 votes per share, a total of 66,059 votes.

There are no rights of appraisal or similar rights of dissenters with respect to the items of business at this meeting.

QUORUM AND VOTES REQUIRED

A majority of the votes of shares of common stock and Series A preferred stock, collectively outstanding on April 13, 2021, the Record Date, with the Series A preferred stock counted on an as if converted to common stock basis, represented virtually at the meeting or by proxy, constitutes a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count towards the establishment of a quorum for the transaction of business at the annual meeting. If your shares are held in street name and you do not provide voting instructions to the brokerage firm that holds your shares, the brokerage firm can, in its discretion, vote your uninstructed shares on matters on which it is permitted to exercise discretionary authority (“routine” matters). A broker non-vote occurs when a broker, bank or other nominee that is the holder of record of shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Common stock and Series A preferred stock will vote together as one class on the items of business listed on the proxy card or on the instructions that accompanied your proxy materials. However, the approval of Item Three also requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon, voting as a separate class. The votes required are as follows:

●
Item One: Directors are elected by a plurality of votes cast, so the seven nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold their authority to vote in the manner provided on the proxy card or on the instructions that accompanied your proxy materials. Banks, brokers, and other nominees holding shares of record for a beneficial owner do not have the discretionary authority to vote shares as to which they have not received instructions for the election of directors. As a result, any shares as to which a beneficial owner whose shares are held of record by a bank, broker, or other nominee on the election of directors will be treated as broker non-votes. Such broker non-votes as well as any votes that are withheld from voting on the election of directors will have no effect on the outcome of the election of directors.

●
Item Two: Ratifying the appointment of our independent registered public accounting firm for the fiscal year ending June 30, 2021 requires a majority of the votes cast on that item. Banks, brokers, and other nominees holding shares of record for a beneficial owner have the discretionary authority to vote shares held in street name as to which they have not received instructions from the beneficial owner on this proposal. If, however, any broker, bank, or other nominee fails to exercise its discretion to vote any such shares on the proposal, the shares will not count as votes cast for or against the proposal. In addition, abstentions will not count as votes cast for or against the proposal.

●
Item Three: Approval of the amendment of our restated Certificate of Incorporation to effect an increase in the number of authorized shares of common stock requires a majority in voting power of all outstanding stock, consisting of common stock and Series A preferred stock on an as if converted to common stock basis, entitled to vote on such amendment, and a majority of outstanding common stock entitled to vote thereon, voting as a separate class. Banks, brokers, and other nominees holding shares of record for a beneficial owner have the discretionary authority to vote shares held in street name as to which they have not received instructions from the beneficial owner on this proposal. If any bank, broker, or other nominee fails to exercise its discretion to vote any such shares on the proposal, the shares will count as votes against the proposal. In addition, abstentions will count as votes against the proposal.

●
Item Four: Advisory approval of say-on-pay for named executive officers (yes or no) will be determined based on which of the two choices receives the most votes. Banks, brokers, and other nominees holding shares of record for a beneficial owner do not have the discretionary authority to vote shares held in street name as to which they have not received instructions from the beneficial owner on this proposal. Assuming a quorum has been established, abstentions and broker non-votes will have no effect on the outcome of the proposal.

WHAT IS THE EFFECT OF NOT CASTING YOUR VOTE?

If shares are held in street name by a bank, broker, or other nominee, it is critical that you give instructions to your bank, broker or nominee as to how you wish your shares to be voted. If you hold your shares in street name and you fail to provide instructions to your bank, broker or nominee with respect to the election of directors in Item One, your shares will not be counted for the election of directors in Item One, since your bank, broker or nominee will not have discretionary authority to vote for election of directors in Item One. Assuming a quorum has been established, the failure of your bank, broker, or nominee to vote any shares as to which you have not provided voting instructions, however, will have no outcome of the election of directors.

Your bank, broker or nominee firm cannot vote your uninstructed shares in their discretion on any other matter unless it is considered “routine.” Item Two, ratifying the appointment of our independent registered public accounting firm, is a routine proposal, and your bank, broker or nominee firm will have discretionary authority to vote any shares as to which you have not provided voting instructions on Item Two. If you hold your shares in street name and you do not instruct your bank, broker, or other nominee as to how to vote your shares, your bank, broker, or nominee may vote your shares in its discretion on Item Two.

We believe that Item Three, amendment of our restated Certificate of Incorporation to effect an increase in the number of shares of authorized common stock, will be considered a routine proposal. If it is considered a routine proposal, and if you hold your shares in street name, your bank, broker, or other nominee will have discretionary authority to vote your shares as to which you have not provided voting instructions on Item Three. If you hold your shares in street name and you do not instruct your bank, broker, or other nominee as to how to vote your shares, your bank, broker, or nominee may vote your shares in its discretion on Item Three. However, we understand that certain banks, brokers, or other nominee firms have elected not to exercise their discretionary authority to vote shares as to which they have not received instructions on certain “routine” matters such as the amendment of our restated Certificate of Incorporation. If your bank, broker, or other nominee firm fails to exercise its discretion to vote your shares on Item Three, your shares will count as votes against the approval of Item Three. Accordingly, we urge you to provide instructions to your bank, broker, or other nominee as to how to vote your shares to ensure that your shares will be voted on Item Three in accordance with your wishes at the virtual annual meeting.

We believe that Item Four, the advisory approval on say-on-pay for our named executive officers, will not be considered routine. If your shares are held in street name, your bank, broker, or other nominee will not have discretionary authority to vote your shares on Item Four without your instructions. If you hold your shares in street name and you do not provide instructions to your bank, broker, or other nominee as to how to vote, then no vote will be cast with respect to your shares on Item Four. Assuming a quorum has been established, the failure of your bank, broker, or nominee to vote any shares as to which you have not provided voting instructions will have no effect on the outcome of Item Four.

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the virtual annual meeting.

IS VOTING CONFIDENTIAL?

We will keep all the proxies, ballots and voting tabulations private. We only let Broadridge examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. Broadridge will, however, forward to management any written comments you make on the proxy card.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock who share the same address, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, a single set of our annual report and proxy statement will be sent to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. Householding benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The procedure applies to our annual reports, proxy statements, other proxy materials and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to have access to and utilize separate proxy voting instructions.

If you do not wish to participate in “householding” and would like to receive your own set of any or all of our annual disclosure documents, or if you share an address with another Palatin stockholder and together both of you would like to receive only a single set of our annual disclosure documents, please contact Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if your brokerage firm or other nominee holds your Palatin shares, you may contact your broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

WHY ARE WE HOLDING A VIRTUAL ANNUAL MEETING?

Due to the ongoing public health impact of COVID-19, and to support the health and well-being of our stockholders, this year’s annual meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation, and communication. It is the present expectation of the board of directors that future annual meetings will have an in-person format.

WHAT HAPPENS IF THERE ARE TECHNICAL DIFFICULTIES DURING THE VIRTUAL ANNUAL MEETING?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual annual meeting website.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM ONE: ELECTION OF DIRECTORS

The board has nominated the following seven persons as directors to serve until the next annual meeting and until their successors have been duly elected. Each of the nominees is currently a director of Palatin. The seven nominees who receive the most votes will be elected as directors to serve until the next annual meeting, or until their successors are elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by our present board to fill the vacancy, or the board may reduce the number of directors.

Nominees for Election as Directors. The board unanimously adopted a resolution proposing the nominees set forth below for election as directors of Palatin for the next year.

THE NOMINEES

Name	Age	Position with Palatin
Carl Spana, Ph.D.	58	Chief Executive Officer, President and a Director
John K.A. Prendergast, Ph.D. (3)	67	Director, Chairman of the Board of Directors
Robert K. deVeer, Jr. (1) (2)	75	Director
J. Stanley Hull (1) (2)	68	Director
Alan W. Dunton, M.D. (1) (2)	66	Director
Arlene M. Morris (2) (3)	69	Director
Anthony M. Manning, Ph.D. (3)	59	Director
(1) Member of the audit committee. (2) Member of the compensation committee. (3) Member of the nominating and corporate governance committee.
CARL SPANA, Ph.D., co-founder of Palatin, has been our Chief Executive Officer and President since June 14, 2000. He has been a director of Palatin since June 1996 and has been a director of our wholly owned subsidiary, RhoMed Incorporated, since July 1995. From June 1996 through June 14, 2000, Dr. Spana served as an executive vice president and our chief technical officer. From June 1993 to June 1996, Dr. Spana was vice president of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. Through his work at Paramount Capital Investments and The Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb, a publicly held pharmaceutical company, where he was involved in scientific research in the field of immunology. Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

Dr. Spana’s qualifications for our board include his scientific expertise, leadership experience, business judgment, and industry knowledge. As a senior executive of Palatin for over twenty years, he provides in-depth knowledge of our company, our drug products under development and the competitive and corporate partnering landscape.

JOHN K.A. PRENDERGAST, Ph.D., co-founder of Palatin, has served as the non-executive Chairman of the board since June 14, 2000, and as a director since August 1996. While Mr. Prendergast has served as a member of the board, he does not, and has not, served in a management or operational role with the company. Dr. Prendergast has been president and sole stockholder of Summercloud Bay, Inc., an independent consulting firm providing services to the biotechnology industry, since 1993. Dr. Prendergast is lead director of Heat Biologics, Inc., a publicly traded clinical stage immunotherapy company, and a director and non-executive chairman of Recce Pharmaceuticals Ltd., a publicly traded Australian pharmaceutical company developing antibiotic drugs. He was previously a member of the board of the life science companies AVAX Technologies, Inc., Avigen, Inc. and MediciNova, Inc. From October 1991 through December 1997, Dr. Prendergast was a managing director of The Castle Group Ltd., a medical venture capital firm. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in administration and management from Harvard University.

Dr. Prendergast brings a historical perspective to our board coupled with extensive industry experience in corporate development and finance in the life sciences field. His prior service on other publicly traded company boards provides experience relevant to good corporate governance practices.

ROBERT K. deVEER, Jr. has been a director of Palatin since November 1998. Since January 1997, Mr. deVeer has been the president of deVeer Capital LLC, a private investment company. He was a director of Solutia Inc., a publicly held chemical-based materials company, until its merger with Eastman Chemical Company in July 2012. From 1995 until his retirement in 1996, Mr. deVeer served as Managing Director, Head of Industrial Group, at New York-based Lehman Brothers. From 1973 to 1995, he held increasingly responsible positions at New York-based CS First Boston, including Head of Project Finance, Head of Industrials and Head of Natural Resources. He was a managing director, member of the investment banking committee and a trustee of the First Boston Foundation. He received a B.A. in economics from Yale University and an M.B.A. in finance from Stanford Graduate School of Business.

Mr. deVeer has extensive experience in investment banking and corporate finance, including the financing of life sciences companies, and serves as the audit committee’s financial expert.

 J. STANLEY HULL has been a director of Palatin since September 2005. Mr. Hull has over three decades of experience in the field of sales, marketing and drug development. Mr. Hull joined GlaxoSmithKline, a research-based pharmaceutical company, in October 1987 and retired as Senior Vice President, Pharmaceuticals – North America in May 2010. Mr. Hull was responsible for all commercial activities including sales, marketing, sales training, and office operations. Previously Mr. Hull served in the R&D organization of Glaxo Wellcome as Vice President and Worldwide Director of Therapeutic Development and Product Strategy – Neurology and Psychiatry. Prior to his service in the R&D organization he was Vice President of Marketing – Infectious Diseases and Gastroenterology for Glaxo Wellcome-U.S. Mr. Hull started his career in the pharmaceutical industry with SmithKline and French Laboratories in 1978. Mr. Hull received his B.S. in business administration from the University of North Carolina at Greensboro.

Mr. Hull has extensive experience in commercial operations, development, and marketing of pharmaceutical drugs and corporate alliances between pharmaceutical companies and biotechnology companies.

 ALAN W. DUNTON, M.D., has been a director of Palatin since June 2011. He founded Danerius, LLC, a biotechnology consulting company, in 2006. From November 2015 through March 2018, he was senior vice president of research, development, and regulatory affairs for Purdue Pharma L.P., with responsibilities for overall research strategy and development programs. From January 2007 to March 2009, Dr. Dunton served as president and chief executive officer of Panacos Pharmaceuticals Inc. and he served as a managing director of Panacos from March 2009 to January 2011. Dr. Dunton is currently a member of the board of directors of the publicly traded companies Recce Pharmaceuticals Ltd (ASX: RCE), CorMedix Inc. (NYSE: CRMD) and Oragenics, Inc. (NYSE: OGEN). He previously served on the board of directors of the publicly traded companies Targacept, Inc., EpiCept Corporation (as Non-Executive Chairman), Adams Respiratory Therapeutics, Inc. (acquired by Reckitt Benckiser Group plc), MediciNova, Inc. and Panacos Pharmaceuticals, Inc. Dr. Dunton has served as a director or executive officer of various pharmaceutical companies, and from 1994 to 2001, Dr. Dunton was a senior executive in various capacities in the Pharmaceuticals Group of Johnson & Johnson, including president and managing director of the Janssen Research Foundation, the primary global R&D organization for Johnson & Johnson. Dr. Dunton received his M.D. degree from New York University School of Medicine, where he completed his residency in internal medicine. He also was a Fellow in Clinical Pharmacology at the New York Hospital/Cornell University Medical Center.

Dr. Dunton has extensive drug development, regulatory, and clinical research experience, having played a key role in the development of more than 20 products to regulatory approval, and also has extensive experience as an executive and officer for both large pharmaceutical companies and smaller biotechnology and biopharmaceutical companies.

ARLENE M. MORRIS has been a director of Palatin since June 2015. Since May 2015 she has served as the chief executive officer of Willow Advisors, LLC. From April 2012 until May 2015, she was President and Chief Executive Officer of Syndax Pharmaceuticals, Inc., a privately held biopharmaceutical company focused on the development and commercialization of an epigenetic therapy for treatment-resistant cancers, and was a member of the board of directors from May 2011 until May 2015. From 2003 to January 2011, Ms. Morris served as the President, Chief Executive Officer and a member of the board of directors of Affymax, Inc., a publicly traded biotechnology company. Ms. Morris has also held various management and executive positions at Clearview Projects, Inc., a corporate advisory firm, Coulter Pharmaceutical, Inc., a publicly traded pharmaceutical company, Scios Inc., a publicly traded biopharmaceutical company, and Johnson & Johnson, a publicly traded healthcare company. She is currently a member of the board of directors of Viveve Medical, Inc., a publicly traded female healthcare medical device company, Viridian Therapeutics, Inc., a publicly traded microRNA therapeutics company, and Cogent Biosciences, Inc., a publicly traded solid tumor cancer therapy company, and was a director of Neovacs SA, a publicly traded French company, Biodel Inc., a publicly traded specialty pharmaceutical company, from 2015 until its merger with Albireo Limited in 2016, and Dimension Therapeutics, Inc., a publicly traded gene therapy company, until its acquisition by Ultragenyx Pharmaceutical Inc. in 2017. Ms. Morris received a B.A. in Biology and Chemistry from Carlow College.

Ms. Morris has extensive experience in the biotechnology industry, including prior leadership positions, senior management, and board service, and experience as chief executive officer of companies with product candidates in phase 3 clinical trials.

ANTHONY M. MANNING, Ph.D., has been a director of Palatin since September 2017. Since March 2021 Dr. Manning has been providing scientific and strategic advice to biotechnology companies. From 2013 until March 2021, Dr. Manning was senior vice president of research, and since 2018 was chief scientific officer, at Momenta Pharmaceuticals, Inc., a publicly traded biopharmaceutical company developing innovative therapeutics for rare immune-related diseases which was acquired by Johnson & Johnson in October 2020. From 2011 to 2013, he was senior vice president of research and development at Aileron Therapeutics, Inc., a publicly traded biopharmaceutical company developing stapled peptide therapeutics for cancers and other diseases. From 2007 to 2011, he was vice president and head of inflammation and autoimmune diseases research at Biogen, Inc., a publicly traded biopharmaceutical company developing medicines for neurological and neurodegenerative conditions. From 2002 to 2007, he was vice president and global therapy area head for Inflammation, Autoimmunity and Transplantation Research at Roche Pharmaceuticals, the pharmaceutical division of Roche Holding AG, and from 2000 to 2002 he was vice president of Pharmacia, a global pharmaceutical company acquired by Pfizer in 2002. Dr. Manning received his Ph.D., M.Sc. and B.Sc. from the University of Otago, Dunedin, New Zealand.

Dr. Manning has extensive experience in translational research and development of new pharmaceutical products, and in pharmaceutical and biotechnology research, development, and business strategy.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the election of the seven nominees listed above.

Board Composition and Nominating Process

The nominating and corporate governance committee conducts an annual director performance evaluation process and proposes nominees for election as directors. Nominees must be well-regarded and experienced participants in their field(s) of specialty, familiar with our business, willing to devote the time and attention necessary to deepen and refine their understanding of Palatin and the issues we face and must have an understanding of the demands and responsibilities of service on a public company board of directors. The committee considers individual merits, such as personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board and concern for the long-term interests of the stockholders. While we do not have a formal diversity policy, to ensure that the board of directors benefit from diverse perspectives, the committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. The committee also considers each candidate in relation to existing or other potential members of the board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced board.

The board amended its written charter for the nominating and corporate governance committee effective October 1, 2013 to provide that directors will not be nominated for election to the board after their 75th birthday, although the full board, upon the recommendation of the committee, may nominate candidates over 75 years of age in special circumstances. There are no nominees for director who when nominated were over 75 years of age.

The committee will consider stockholder recommendations of nominees if they are accompanied by a comprehensive written resume of the recommended nominee’s business experience and background, and a signed consent from the recommended nominee stating that he or she is willing to be considered as a nominee and, if nominated and elected, will serve as a director. The committee will consider candidates recommended by stockholders on the same basis as candidates from other sources. The committee may retain outside consultants to assist in identifying suitable director candidates. Stockholders may send their written recommendations with the required documentation to our executive offices at 4B Cedar Brook Drive, Cranbury, NJ 08512, Attention: Secretary.

Director Independence

The board of directors has determined that all the directors and nominees (including Ms. Rossetti until her resignation as a director effective December 17, 2020), except for Dr. Spana (our Chief Executive Officer and President), are independent directors, as defined in the listing standards of the NYSE American, on which our common stock is listed, and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Board and Its Committees

Committees and meetings. The board has an audit committee, a compensation committee and a nominating and corporate governance committee. During the fiscal year ended June 30, 2020 (“fiscal 2020”), the board met six times, the audit committee met four times, the compensation committee met two times and the nominating and corporate governance committee met two times. Each director attended at least 75% of the total number of meetings of the board and committees of the board on which he or she served (during the period in which he or she was a director). The independent directors meet in executive sessions at least annually, following the annual board meeting. With the exception of Drs. Prendergast and Spana, the directors did not attend the annual meeting of stockholders held on June 25, 2020, and no director attended the adjourned meeting of stockholders held on July 23, 2020. We do not have a policy requiring our directors to attend stockholder meetings.

Audit committee. The audit committee reviews the engagement of the independent registered public accounting firm and reviews the independence of the independent registered public accounting firm. The audit committee also reviews the audit and non-audit fees of the independent registered public accounting firm and the adequacy of our internal control procedures. The audit committee is currently composed of three independent directors, Mr. deVeer (chair), Dr. Dunton and Mr. Hull. Until her resignation as a director effective December 17, 2020, Angela Rossetti also served on the audit committee. The board has determined that the members of the audit committee are, or were, independent, as defined in the listing standards of the NYSE American, and satisfied the requirements of the NYSE American as to financial literacy and expertise. The board has determined that at least one member of the committee, Mr. deVeer, is the audit committee financial expert as defined by Item 407 of Regulation S-K. The responsibilities of the audit committee are set forth in a written charter adopted by the board and updated as of October 1, 2013, a copy of which is available on our web site at www.palatin.com.

Compensation committee. The compensation committee reviews and recommends to the board on an annual basis employment agreements and compensation for our officers, directors and some employees, and administers our 2011 Plan and the options still outstanding which were granted under previous stock option plans. The compensation committee is composed of Dr. Dunton (chair), Ms. Morris and Messrs. deVeer and Hull. The board has determined that the members of the compensation committee are independent, as defined in the listing standards of the NYSE American. Our Chief Executive Officer aids the compensation committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Our Chief Financial Officer supports the committee in its work by gathering, analyzing, and presenting data on our compensation arrangements and compensation in the marketplace.

The responsibilities of the compensation committee are set forth in a written charter adopted by the board effective October 1, 2013, a copy of which is available on our web site at www.palatin.com. The committee administers our 2011 Plan, under which it has delegated to an officer its authority to grant stock options to employees and to a single-member committee of the board its authority to grant restricted stock units to officers and to grant options and restricted stock units to our consultants, but in either instance not to grant options or restricted stock units to themselves, any member of the board or officer, or any person subject to Section 16 of the Exchange Act.

Nominating and corporate governance committee. The nominating and corporate governance committee assists the board in recommending nominees for directors, and in determining the composition of committees. It also reviews, assesses, and makes recommendations to the board concerning policies and guidelines for corporate governance, including relationships of the board, the stockholders and management in determining our direction and performance. The responsibilities of the nominating and corporate governance committee are set forth in a written charter adopted by the board and updated as of October 1, 2013, a copy of which is available on our web site at www.palatin.com. The nominating and corporate governance committee is composed of Dr. Prendergast (chair), Ms. Morris and Dr. Manning, each of whom meets the independence requirements established by the NYSE American, and until her resignation as a director effective December 17, 2020, also included Ms. Angela Rossetti.

Duration of Office. Unless a director resigns, all directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Directors serve as members of committees as the board determines from time to time.

Communicating with Directors

Generally, stockholders or other interested parties who have questions or concerns should contact Stephen T. Wills, Secretary, Palatin Technologies, Inc., 4B Cedar Brook Drive, Cranbury, NJ 08512. However, any stockholder or other interested party who wishes to address questions regarding our business directly to the board of directors, or any individual director, including the Chairman or non-management directors as a group, can direct questions to the board members or a director by regular mail to the Secretary at the address above or by e-mail at boardofdirectors@palatin.com. Stockholders or other interested parties may also submit their concerns anonymously or confidentially by postal mail.

Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication, unless the Secretary determines that the communication is unrelated to the duties and responsibilities of the board, such as product inquiries, resumes, advertisements, or other promotional material. Communications that are unduly hostile, threatening, illegal, or similarly unsuitable will also not be distributed to the board or any director. All communications excluded from distribution will be retained and made available to any non-management director upon request.

Board Role in Risk Oversight

Our board, as part of its overall responsibility to oversee the management of our business, considers risks generally when reviewing our strategic plan, financial results, business development activities, legal and regulatory matters. The board satisfies this responsibility through regular reports directly from our officers responsible for oversight of particular risks. The board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management, including, without limitation, the effects of the ongoing COVID-19 pandemic on our business. The board’s role in risk oversight has no effect on the board’s leadership structure. In addition, committees of the board assist in its risk oversight responsibility, including:

●
The audit committee assists the board in its oversight of the integrity of the financial reporting and our compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities and meets privately with representatives from our independent registered public accounting firm.

●
The compensation committee assists the board in its oversight of risk relating to compensation policies and practices. The compensation committee annually reviews our compensation policies, programs, and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our company.

Board Leadership Structure

Since 2000, the roles of chairman of the board and chief executive officer have been held by separate persons. John K.A. Prendergast, Ph.D., a non-employee director, has served as Chairman of the board since June 2000. Carl Spana, Ph.D., has been our Chief Executive Officer and President since June 2000. Generally, the Chairman is responsible for advising the Chief Executive Officer, assisting in long-term strategic planning, and presiding over meetings of the board, and the Chief Executive Officer, together with our Chief Financial Officer and Chief Operating Officer, is responsible for leading our day-to-day performance and operations. While we do not have a written policy with respect to separation of the roles of chairman of the board and chief executive officer, the board believes that the existing leadership structure, with the separation of these roles, provides several important advantages, including: enhancing the accountability of the chief executive officer to the board; strengthening the board’s independence from management; assisting the board in reaching consensus on particular strategies and policies; and facilitating robust director, board, and executive officer evaluation processes.

Code of Corporate Conduct and Ethics

We have adopted a code of corporate conduct and ethics, updated as of March 8, 2021, that applies to all our directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer. You can view the code of corporate conduct and ethics at our website, www.palatin.com. We will disclose any amendments to, or waivers from, provisions of the code of corporate conduct and ethics that apply to our directors, principal executive officers, and financial officers in a current report on Form 8-K, unless the rules of the NYSE American permit website posting of any such amendments or waivers.

DIRECTOR COMPENSATION

The following table sets forth the compensation we paid to all directors during fiscal 2020, except for Dr. Spana, whose compensation is set forth below in the Fiscal 2020 Summary Compensation Table and related disclosure. Dr. Spana did not receive any separate compensation for his services as a director.

Name	Fees earned or paid in cash ($)	Stock awards ($) (1) (2)	Option awards ($) (1) (2)	Total ($)
John K.A. Prendergast, Ph.D.	97,500	57,400	57,400	212,300
Robert K. deVeer, Jr.	66,250	42,300	42,400	150,950
J. Stanley Hull	57,500	42,300	42,400	142,200
Alan W. Dunton, M.D.	66,250	42,300	42,400	150,950
Angela Rossetti (3)	53,750	42,300	42,400	138,450
Arlene Morris	53,750	42,300	42,400	138,450
Anthony Manning, Ph.D.	48,750	42,300	42,400	133,450
(1)
The aggregate number of shares underlying option awards and stock awards outstanding at June 30, 2020 for each director was:

	Option awards	Stock awards
Dr. Prendergast	808,250	259,000
Mr. deVeer	365,500	153,000
Mr. Hull	362,000	153,000
Dr. Dunton	314,000	143,000
Ms. Rossetti	266,500	133,000
Ms. Morris	221,500	123,000
Dr. Manning	149,000	115,000
(2)
Amounts in these columns represent the aggregate grant date fair value for stock awards and option awards. For a description of the assumptions we used to calculate these amounts, see Note 14 to the consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2020 (our “Annual Report”). Amounts in this column include options granted on June 16, 2020 for our current fiscal year ending June 30, 2021.

(3)
Angela Rossetti resigned as a director effective December 17, 2020.

Our director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program includes an equity component, which is designed to align the interests of non-employee directors and stockholders, and a cash component, which is designed to compensate non-employee directors for their service on the board. Directors who are employees of the Company receive no additional compensation for their service on the board.

The compensation committee annually reviews compensation paid to our non-employee directors and makes recommendations for adjustments, as appropriate, to the full board. As part of this annual review, the compensation committee considers the significant time commitment and skill level required by each non-employee director in serving on the board and its various committees. The compensation committee seeks to maintain a market competitive director compensation program and, with the assistance of its independent compensation consultant, Korn Ferry Hay Group, benchmarks our director compensation program against the peer group we use to evaluate our executive compensation program.

Non-Employee Directors’ Equity Grants. Our non-employee directors receive an annual equity grant at the board meeting closest to the beginning of each fiscal year, or such other date as may be determined by the board.

On June 16, 2020, the Chairman of the board received 99,000 restricted stock units which vest on June 16, 2021 and an option to purchase 172,000 shares of common stock, and each other serving non-employee director received 73,000 restricted stock units which vest on June 16, 2021 and an option to purchase 127,000 shares of common stock. All of the options have an exercise price of $0.58 per share, the closing price of our common stock on the business day immediately preceding the date of grant, vest in twelve monthly installments beginning July 31, 2020, expire ten years from the date of grant and provide for accelerated vesting in the event of involuntary termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration date of the option.

On June 24, 2019, the Chairman of the board received 84,000 restricted stock units which vested on June 24, 2020, and an option to purchase 70,000 shares of common stock, and each other serving non-employee director received 32,000 restricted stock units which vested on June 24, 2020, and an option to purchase 52,000 shares of common stock. All of the options have an exercise price of $1.34 per share, the closing price of our common stock on the business day immediately preceding the date of grant, vested in twelve monthly installments beginning on July 31, 2019, expire ten years from the date of grant and provide for accelerated vesting in the event of involuntarily termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration date of the option.

Non-Employee Directors’ Cash Compensation. Dr. Prendergast serves as Chairman of the board and for fiscal 2020 received an annual retainer of $87,500, payable quarterly. Other non-employee directors received an annual base retainer of $40,000, payable on a quarterly basis. The chairperson of the audit committee received an additional annual retainer of $17,500, the chairperson of the compensation committee received an additional annual retainer of $17,500 and the chairperson of the corporate governance committee received an additional annual retainer of $10,000. Members of the foregoing committees, other than the non-employee Chairman, received an additional retainer of one-half the retainer payable to the committee chairperson. For the fiscal year ending June 30, 2021, Dr. Prendergast serves as Chairman of the board and will received an annual retainer of $87,500, payable quarterly. Other non-employee directors will receive an annual base retainer of $40,000, payable on a quarterly basis. The chairperson of the audit committee will receive an additional annual retainer of $17,500, the chairperson of the compensation committee will receive an additional annual retainer of $17,500 and the chairperson of the corporate governance committee will receive an additional annual retainer of $10,000. Members of the foregoing committees, other than the non-employee Chairman, receive an additional retainer of one-half the retainer payable to the committee chairperson.

The board also formed a program development committee, charged with reviewing new product opportunities and product development strategy. The chairperson of the program development committee receives $3,500 per day of service, and members of the committee receive $2,500 per day of service.

Non-Employee Directors’ Expenses. Non-employee directors are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

Employee Directors. Employee directors are not separately compensated for services as directors but are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

 [END OF ITEM ONE]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM TWO: RATIFICATION OF APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We recommend voting FOR the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2021. KPMG served as our independent registered public accounting firm for the fiscal year ended June 30, 2020. We expect that a representative of KPMG will participate in the virtual annual meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

Audit Fees. For the fiscal year ended June 30, 2020, fees for professional services rendered for the audit of our annual consolidated financial statements, review of our consolidated financial statements in our Forms 10-Q, and services provided in connection with comfort letters were $329,000. For the fiscal year ended June 30, 2019, fees for professional services rendered for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting as of June 30, 2019, review of our consolidated financial statements in our Forms 10-Q, and services provided in connection with regulatory filings and comfort letters were $504,000.

Audit-Related Fees. For the fiscal years ended June 30, 2020 and 2019, KPMG did not perform or bill us for any audit-related services.

Tax Fees. For the fiscal year ended June 30, 2020, KPMG billed us $23,600 for professional services rendered for tax compliance services. For the fiscal year ended June 30, 2019, KPMG billed us a total of $37,000 for professional services rendered for tax compliance and consulting services.

All Other Fees. KPMG did not perform or bill us for any services other than those described above for the fiscal years ended June 30, 2020 and 2019.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engaging the independent registered public accounting firm for the next year’s audit, management will submit to the audit committee for approval an estimate of fees for services expected to be rendered during that year in each of four categories:

1. Audit services, including work that generally only our independent registered public accounting firm can reasonably be expected to provide, such as services provided in connection with regulatory filings, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards;

2. Audit-related services, including assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements;

3. Tax services, including services performed by our independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the consolidated financial statements, including fees in the areas of tax compliance, tax planning and tax advice; and

4. All other services not described in the preceding categories. We generally do not request other services from our independent registered public accounting firm.

The audit committee pre-approves fees for each category of service. The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Although stockholder approval of KPMG LLP’s appointment as our independent registered public accounting firm is not required by law or binding on the board or the audit committee, the board and the audit committee believe that stockholders should have an opportunity to express their views. In the event the stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of the NYSE American, has furnished the following report:

The audit committee assists the board in overseeing and monitoring the integrity of its financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee reviews and reassesses our charter annually and recommends any changes to the board for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of KPMG LLP.

The audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 30, 2020 with Palatin’s management and has discussed with KPMG LLP the matters required to be discussed under Public Company Accounting Oversight Board standards. In addition, the audit committee has received from KPMG LLP the written disclosures and a letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP communications with the audit committee, and the audit committee further discussed with KPMG LLP its independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process, among other factors, that the committee determined appropriate.

Based on these reviews and discussions, we recommended to the board of directors that the audited consolidated financial statements be included in Palatin’s annual report on Form 10-K for the fiscal year ended June 30, 2020.

The Audit Committee

Robert K. deVeer, Jr., Chairman
Alan W. Dunton, M.D.
J. Stanley Hull

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021.

[END OF ITEM TWO]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM THREE: APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Increase in authorized capital resolution and amendment. On March 23, 2021, the board of directors adopted resolutions approving and declaring advisable an amendment to our restated Certificate of Incorporation to increase our authorized common stock, $0.01 par value per share, from 300,000,000 shares to 400,000,000 shares, and submitting the amendment to stockholders at our annual meeting for their adoption. The additional common stock to be authorized by adoption of this amendment would have rights identical to our currently authorized and outstanding common stock.

Text of the increase in authorized capital resolution and amendment. The complete text of the increase in authorized capital resolution and amendment is set forth as Appendix A to this proxy statement. If this proposal is approved, the amendment will become immediately effective upon its filing with the Secretary of State of Delaware, which is expected to occur promptly after the virtual annual meeting. Except as contemplated by the amendment, the other provisions of the Certificate of Incorporation will remain unchanged. If the proposed amendment is not approved by stockholders, no amendment to the Certificate of Incorporation with respect to an increase in the number of authorized common stock will be filed and the proposal will not be implemented.

Purpose and background of increase in authorized capital. We have one pharmaceutical product that is approved by the U.S. Food and Drug Administration (FDA), Vyleesi® for hypoactive sexual desire disorder (HSDD) in premenopausal women, which we are currently marketing in the United States. We anticipate that Vyleesi will not be profitable for at least the next year as we establish marketing, sales, and distribution capability. We are developing new melanocortin agonist products to treat inflammatory and autoimmune conditions which we believe will have substantial market potential, including PL9643 for dry eye disease and other indications and PL8177 for inflammatory bowel diseases. However, the cost is substantial to advance and complete development work, including establishing manufacturing capability, completing FDA required clinical trials, and submitting a New Drug Application to FDA for product approval.

We are currently authorized to issue up to 300,000,000 shares of common stock, and approximately 93% of our authorized common stock is now issued, reserved for issuance on conversion of Series A preferred stock, or reserved for issuance under existing warrants, options, restricted stock units and stock incentive plans. The number of authorized common stock is insufficient for future financings that will be required to continue product development, certain actions designed to increase value to stockholders, including, without limitation, strategic acquisitions, or granting equity incentives to key employees or contractors, such as through options, warrants or other stock-based awards.

While we have approximately $72.2 million in cash and cash equivalents as of December 31, 2020, this is insufficient to complete development of our clinical-stage products, such as PL9643 and PL8177, and to establish marketing, sales, and distribution capability for Vyleesi. If the authorized number of common stock is not increased, we will have difficulty raising funds through common stock equity offerings, and may be forced to raise funds through alternative means, which may ultimately be detrimental to existing stockholders. Such financings actions may include:

●
Issuance of preferred stock which would have rights and preferences superior to common stock, which may be more dilutive than issuing common stock;
●
Entering into license or similar agreements relating to one or more of our products, which may require us to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us, and ultimately raise less money than through the issuance of common stock; and
●
Entering into debt facilities and/or product-specific financing agreements with financial or investment institutions, which may significantly reduce prospective upfront license or similar payments and revenues or royalties on the sale of our products.

The alternative financing actions described above would not require stockholder approval. For example, the board may set the terms for and issue preferred stock without seeking approval from holders of common stock. Such preferred stock may have conversion rights to common stock contingent on an increase in the number of authorized shares of common stock and may rank senior to our common stock in terms of dividend priority or liquidation preference, and may be entitled to more votes per share than our common stock. Similarly, entering into license agreements, debt facilities and product-specific financing agreements will not, in most instances, require approval from holders of common stock.

Risks of Non-Approval. If we are unable to issue common stock to raise the additional capital required to complete the development of our clinical-stage products, such as PL9643 and PL8177, and to establish effective and successful marketing, sales and distribution capability for Vyleesi, we may be required to materially and significantly curtail product development and reduce or eliminate marketing, sales and/or distribution activities and capability for Vyleesi. This will most likely adversely affect our perceived market value and stock price of our common stock, to the detriment of our stockholders. We believe that having the option and ability to raise additional capital through sales of our authorized but unissued shares of common stock is necessary to enhance value for our stockholders, including providing means for future financings required to advance our development programs and realize stockholder value.

For the reasons described above and discussed in further detail below, the board and management believe it is in the best interests of Palatin and its stockholders to increase the number of authorized common stock.

The following table shows our common stock outstanding and issuable or reserved for issuance as of April 23, 2021.

Common Stock Outstanding or Reserved
Common stock outstanding	230,049,691
Shares of common stock issuable upon conversion of Series A preferred stock	66,059
Shares of common stock issuable upon exercise of outstanding warrants	12,639,495
Shares of common stock issuable upon exercise or vesting of outstanding stock options and restricted stock units under all plans	31,455,236
Shares of common stock available for issuance under our 2011 Stock Incentive Plan	6,006,843
Total	280,217,324

The board of directors believes it is in the best interests of Palatin and its stockholders to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares of common stock for issuance from time to time in the board’s discretion, such as in connection with stock options and rights, including our 2011 Stock Incentive Plan, future financings to ensure the advancement of our development programs, incentives for key contractors, possible acquisitions of other product assets or companies, investment opportunities or for other corporate purposes, is desirable to allow Palatin to enter into such transactions in a timely way.

We currently have no specific understandings, arrangements, agreements, or other plans to issue, in connection with future financings, acquisitions or otherwise, any of the additional authorized but unissued shares of common stock that would be available as a result of the proposed increase in the number of authorized shares of our common stock. However, the board believes that the currently unissued shares do not provide sufficient flexibility for corporate action in the future, including future financings.

The board believes that the proposed increase in authorized shares of common stock, from 300,000,000 to 400,000,000 shares, is the minimum that will be sufficient to complete the development of our proposed new melanocortin agonist products to treat inflammatory and autoimmune conditions, to provide flexibility in entering into financing transactions that the board believes are in the best interests of the company and its stockholders, including strategic acquisitions, and to provide equity incentives to key employees and contractors.

An increase in the number of authorized shares of our common stock could have the effect of making it more difficult to, or discouraging an attempt to, obtain control of Palatin by means of a takeover bid that our board determines is not in our best interests and the best interests of our stockholders. However, our board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure and is not proposing the increase in response to any attempt or plan to obtain control of Palatin.

If the increase in the number of authorized shares of common stock is approved, we will not solicit further authorization by vote of the stockholders for issuance of the additional shares of common stock or securities convertible into or exercisable for shares of common stock, except as required by law, regulatory authorities, the rules of the NYSE American or any other stock exchange on which our shares may then be listed. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. Our stockholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of our securities.

RECOMMENDATION OF THE BOARD

The board recommends that stockholders vote FOR the amendment to our certificate of incorporation to increase the number of our authorized shares of common stock.

[END OF ITEM THREE]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM FOUR: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our named executive officers listed in the Summary Compensation Table in the “Executive Compensation” section of this proxy statement (sometimes referred to as the “NEOs”) for fiscal 2020, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. This vote is commonly known as a “say-on-pay” advisory vote.

The board of directors, consistent with the advisory vote of the stockholders at the 2019 annual meeting, has adopted an annual frequency for a say-on-pay advisory vote.

Our executive compensation program is based on pay for performance. Our NEOs are compensated based on advancing our product candidates, developing partnerships with pharmaceutical companies that add value to our product candidates, and seeking financing to support our development programs. We believe that our NEO compensation program aligns incentive compensation with the long-term interests of our stockholders. The board encourages you to review the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, for additional details of our executive compensation program.

Discussions with investors who responded to our outreach efforts (and others with whom we had discussions) touched on several themes, including stockholders’ desires that a meaningful portion of long-term incentives be allocated to performance-based equity based on achieving longer-term performance goals closely linked to our business strategy. Consistent with discussions with investors both this past year and last year, changes to our executive compensation that were implemented in the last two fiscal years included a performance-based component.

We believe that NEO compensation for the fiscal year ended June 30, 2020 was effective in retaining and motivating our NEOs to work toward our annual and long-term goals, and well within the range of normal practices for companies of our size and in our industry. See “Compensation Discussion and Analysis” under the Executive Compensation section below. Our NEOs are compensated in accordance with three-year employment agreements that are designed to motivate our NEOs to achieve both annual and long-term financial, operational, and strategic objectives. See “Employment Agreements” under the Executive Compensation section below Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs by voting FOR the following non-binding resolution at the meeting:

RESOLVED, that the stockholders approve the compensation of the named executive officers for the fiscal year ended June 30, 2020 listed in the Summary Compensation Table in the Executive Compensation section of the proxy statement, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the approval of the compensation of the NEOs, as stated in the above non-binding resolution.

[END OF ITEM FOUR]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis contains statements regarding future individual and corporate performance targets and goals. These targets and goals are disclosed and discussed in the context of Palatin’s compensation programs and should not be understood to be statements of management’s expectations or guidance.

This Compensation Discussion and Analysis describes the compensation program for our NEOs. During fiscal 2020 our NEOs were:

●
Carl Spana, Ph.D., our President and Chief Executive Officer (our “CEO”); and

●
Stephen T. Wills, our Chief Financial Officer and Chief Operating Officer (our “CFO/COO”).

The material elements of our executive compensation program during fiscal 2020 are also described in this Compensation Discussion and Analysis, as well as an overview of our executive compensation philosophy and our related policies and practices.

Our Company

We are a specialized biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems. Vyleesi®, the trade name for bremelanotide, a peptide melanocortin receptor 4 (MC4r) agonist, was approved by the U.S. Food and Drug Administration (“FDA”) in June 2019 for the treatment of premenopausal women with acquired, generalized hypoactive sexual desire disorder (“HSDD”), which is a type of female sexual disorder (“FSD”), defined as low desire with associated distress or interpersonal difficulty. Our product candidates are targeted, receptor-specific therapeutics for the treatment of diseases with significant unmet medical need and commercial potential.

Vyleesi. Vyleesi is a subcutaneous injectable product for the treatment of HSDD in premenopausal women. Vyleesi is a synthetic peptide analog of the naturally occurring hormone alpha-MSH (melanocyte-stimulating hormone). In January 2020, our North American licensee for Vyleesi, AMAG Pharmaceuticals, Inc. (“AMAG”), announced that it had completed a strategic review of its product portfolio and business strategy, and was pursuing options to divest its female health products, including Vyleesi. On July 27, 2020, Palatin and AMAG announced that they had mutually terminated the license agreement for Vyleesi effective July 24, 2020, and that we had assumed responsibility for manufacturing, marketing, and distribution of Vyleesi in the United States.

We have licensed rights to Vyleesi for the People’s Republic of China, Taiwan, Hong Kong S.A.R. and Macau S.A.R. (collectively, the “Chinese Territories”) and the Republic of Korea (“Korea”) and retain worldwide rights for Vyleesi for HSDD and all other indications outside Korea and the Chinese Territories. We are actively seeking potential partners for marketing and commercialization rights for Vyleesi for HSDD outside the licensed territories. However, we may not be able to enter into suitable agreements with potential partners on acceptable terms, if at all.

Melanocortin Receptor Systems. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have significant pharmacological effects. Our new product development activities primarily focus on MC1r agonists, with potential to treat inflammatory and autoimmune diseases such as dry eye disease, also known as keratoconjunctivitis sicca, uveitis, diabetic retinopathy, and inflammatory bowel disease. We believe that MC1r agonists, including the MC1r agonist peptides we are developing, have broad anti-inflammatory effects and appear to utilize mechanisms engaged by the endogenous melanocortin system in regulation of the immune system and resolution of inflammatory responses. We are also developing peptides that are active at more than one melanocortin receptor, and MC4r agonists, with potential utility in certain obesity and metabolic-related disorders, including rare disease and orphan indications.

●
PL9643, a pan-melanocortin receptor peptide agonist, is a development candidate for treating ocular inflammation, including dry eye disease. We completed the exploratory Phase 2 human clinical trials for treatment of dry eye disease in 2020, which provided data supporting moving into Phase 3 registration studies, with excellent ocular safety and tolerability and statistically significant signs and symptom data in the moderate to severe patient population. We intend to initiate further studies this year.

●
We have ongoing development programs for other ocular indications, including diabetic retinopathy and macular edema, and intend to initiate further studies this year.

●
PL8177, a selective MC1r agonist peptide, has received orphan drug designation for non-infectious uveitis, and is ready for Phase 2 proof-of-concept studies.

●
PL8177 in an oral, intestinal delivery formulation is our lead clinical development candidate for inflammatory bowel diseases. We intend to initiate Phase 2 studies this year.

Natriuretic Peptide Receptor Systems. The natriuretic peptide receptor (“NPR”) system has numerous cardiovascular functions, and therapeutic agents modulating this system may be useful in treatment of cardiovascular diseases, including reducing cardiac hypertrophy and fibrosis, heart failure, acute asthma, other pulmonary diseases, and hypertension. We have designed and are developing potential NPR candidate drugs that are selective for one or more different natriuretic peptide receptors, including natriuretic peptide receptor-A (“NPR-A and natriuretic peptide receptor C (“NPR-C”).

●
PL3994 is an NPR-A agonist we developed which has completed Phase 1 clinical safety studies. In conjunction with clinicians at a major research institution, PL3994 entered a Phase 2A clinical trial supported by a grant from the American Heart Association in 2020.

The following chart illustrates the status of our drug development programs.

Financial Highlights

●
Revenue – Generated revenue of $117,989 for fiscal 2020, compared to revenue of $60.3 million for the fiscal year ended June 30, 2019 (“fiscal 2019”).

●
Net (Loss) Income – Reported net loss of $(22.4) million for fiscal 2020, compared to net income of $35.8 million for fiscal 2019.

●
Net (Loss) Income Per Share – Recorded net loss per share (basic and diluted) of $(0.10) for fiscal 2020, compared to net income per share of $0.17, basic and $0.16, diluted for fiscal 2019.

●
Cash at End of Fiscal 2020 – Cash and cash equivalents were $82.9 million at June 30, 2020, compared to $43.5 million with accounts receivable of $60.3 million at June 30, 2019.

Executive Compensation Highlights

Advisory Vote to Approve Named Executive Officer Compensation. At our last annual meeting of stockholders in June 2020, our non-binding stockholder advisory vote to approve the compensation of our NEOs (commonly known as a “Say-on-Pay” vote) was supported by approximately 70% of the votes cast for or against advisory approval. We continue to evaluate our executive compensation program and solicit input from our largest investors. Following is a summary of our current compensation practices and policies.

●
Stockholder Engagement. We attend investor conferences in the biotechnology and pharmaceutical industries and meet with our institutional and other investors at those conferences. We also held teleconference meetings, led by our Chief Financial Officer, with stockholders seeking to engage with us. We intend to continue engaging with our stockholders on a regular basis. Elements of our executive compensation program which we have addressed over the past several years are disclosed below.

What We Heard	Our Response
We would like more disclosure, and more accessible disclosure, on compensation practices.
We have revised our proxy disclosure and included more disclosure on what we have done and how our compensation process works. We have expanded disclosure on the work of our independent compensation advisor.

We would like increased disclosure on metrics used for bonuses and incentive compensation.
We have increased our disclosure. Annual bonuses are tied to specific performance metrics for the fiscal year, such as advancing clinical and regulatory development of our product candidates, entering into licensing and related agreements, and our financial condition.

We would like at least half of long-term incentives to be performance-based.
We incorporated performance-based elements into our long-term incentive program for 2019 and 2020 and intend to structure the 2021 long-term incentive program so that half of the awards will be subject to the achievement of pre-established performance goals.

A formal policy on stock ownership by NEOs and board members should be adopted.
We have adopted a stock ownership policy that requires our NEOs, as well as our board members, to maintain a minimum ownership level of our common stock. As of June 30, 2020, the most recent “Determination Date” under the stock ownership policy, all current NEOs and board members meet the target ownership levels of shares with a value equal to at least five times the annual base salary of NEOs and at least two times the annual retainer for board members. Our stock ownership policy is available on our website at www.palatin.com/about/corporate-governance/. In addition, both time-based and performance-based restricted stock unit awards contain deferred delivery provisions providing for delivery of the common stock after the grantee’s separation from service or a defined changed in control.

A formal “clawback” policy should be adopted.
We have adopted a clawback policy allowing Palatin to recover related compensation should the board determine that compensation paid to NEOs resulted from material noncompliance with financial reporting requirements under federal securities law. Our clawback policy is available on our website at www.palatin.com/about/corporate-governance/.

Elimination of “golden parachute” gross-up provisions in NEO employment agreements.
Prior to July 1, 2019, our employment agreements for the NEOs provided that they were entitled to a tax gross-up for any golden parachute excise tax imposed on payments received in connection with a change in control. Most investors disfavor this type of tax gross-up benefit. In response to stockholder feedback, effective with new employment agreements for our NEOs commencing July 1, 2019, we removed all golden parachute excise tax gross-up provisions. As a result, the company no longer provides tax gross-ups for NEOs or any other employees in the event they are subject to golden parachute excise taxes on payments received in connection with a change in control.

●
Retain an Independent Compensation Advisor. The compensation committee engaged Korn Ferry Hay Group (“Hay Group”), a nationally recognized global human resources consulting firm, as its independent compensation advisor in May 2019. Hay Group principally provided analysis, advice and recommendations on NEO and non-employee director compensation. The compensation committee intends to conduct an independent compensation advisor review every fiscal year, with the most recent reviews by our independent compensation advisor made for awards in June 2020 for the fiscal year ending June 30, 2021 and June 2019 for the fiscal year ending June 30, 2020.

●
Compensation at Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders. Long-term equity incentives will be no less than base salaries, with at least half of long-term equity incentives being performance-based.

●
Use a Pay-for-Performance Philosophy. The compensation committee employs a mixture of compensation elements designed to balance short-term goals with longer-term performance. Our executive compensation program includes these principal elements:

o
Base salary, which targets the comparable position median salary for our peer group;

o
An annual incentive compensation opportunity, with a target bonus payout, effective for fiscal 2020, of no less than 60% of base salary; and,

o
A long-term incentive program consisting of stock option and restricted stock unit awards. In fiscal 2020, approximately 50% of all long-term incentive awards were performance-based, with 50% of stock options and 50% of restricted share units performance-based, and the balance time-based.

The compensation committee and board also reviewed our existing compensation practices, and intend to continue the following policies and practices:

●
Maintain an Independent Compensation Committee. The compensation committee consists entirely of independent directors.

●
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, utilizing an independent compensation advisor at least every other year. This review, including a peer group review, is intended to ensure that our compensation programs appropriately reward corporate growth without encouraging excessive or inappropriate risk-taking.

●
“Double Trigger” Feature for Acceleration of CEO and CFO/COO Equity Awards. Under employment agreements with our NEOs, outstanding equity awards granted to our NEOs provide that, upon a change in control of Palatin, the vesting of such awards will accelerate only in the event of a subsequent involuntary termination of employment (a “double-trigger” provision).

●
No Stock Option Re-pricing. Our 2011 Stock Incentive Plan does not permit options to purchase shares of our common stock to be repriced to a lower exercise or strike price without the approval of our stockholders.

●
No Dividends or Dividend Equivalents Payable on Unvested or Undelivered Equity Awards. Under our restricted share unit agreements, we do not pay dividends or dividend equivalents on unvested RSU awards or vested RSU awards subject to delayed delivery.

●
No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

●
No Special Welfare or Health Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees.

●
Anti-Hedging Policy. Under our Insider Trading and Securities Law Compliance Policy, employees, directors, and officers may not engage in hedging, monetization or pledging transactions of our securities.

Independent Compensation Advisor – Competitive Positioning. A competitive assessment of both our NEOs and our non-employee directors was conducted in May and June 2019, prior to setting salaries, equity award and bonus targets and objectives for the fiscal year starting July 1, 2019. The compensation committee engaged Hay Group to assess total compensation and compensation elements for both NEOs and directors, including a comparison against a compensation peer group consisting of the following companies:

AcelRx Pharmaceuticals, Inc.	MEI Pharma, Inc.
Ardelyx, Inc.	Protagonist Therapeutics, Inc.
ArQule, Inc.	Rigel Pharmaceuticals, Inc.
Calithera Biosciences, Inc.	Savara Inc.
ChemoCentryx, Inc.	Stemline Therapeutics, Inc.
Cytokinetics, Inc.	Sutro Biopharma, Inc.
Geron Corporation	Syndax Pharmaceuticals, Inc.
ImmunoGen, Inc.	Verastem, Inc.
La Jolla Pharmaceutical

The peer group was designed to reflect the industry and sector in which Palatin competes, as well as companies comparable to Palatin in terms of company life cycle, phase of development of potential products, market capitalization and talent market. We anticipate engaging an independent compensation advisor for a review for awards to be made in June 2021 for the fiscal year ending June 30, 2022, including utilization of a compensation peer group.

EXECUTIVE OFFICERS

Executive officers are appointed by the board and serve at the discretion of the board. Each officer holds his position until his successor is appointed and qualified. The current executive officers hold office under employment agreements.

Name	Age	Position with Palatin
Carl Spana, Ph.D.	58	Chief Executive Officer, President and Director
Stephen T. Wills, MST, CPA	64	Chief Financial Officer, Chief Operating Officer, Executive Vice President, Secretary and Treasurer

Additional information about Dr. Spana is included above under the heading “Item One: Election of Directors.”

STEPHEN T. WILLS, CPA, MST, currently serves as the Chief Financial Officer (since 1997), Chief Operating Officer (since 2011), Treasurer and Secretary of Palatin. Mr. Wills has served on the board of directors of MediWound Ltd. (Nasdaq: MDWD), a biopharmaceutical company focused on treatment in the fields of severe burns, chronic and other hard to heal wounds, since April 2017, and as Chairman since January 2018, and also has served on the board of directors of Gamida Cell Ltd. (Nasdaq: GMDA), a leading cellular and immune therapeutics company, since March 2019 (audit, compensation, and finance committee member), and of Amryt Pharma, a biopharmaceutical company focused on developing and delivering treatments to help improve the lives of patients with rare and orphan diseases, since September 2019 (chairman of audit committee and member of the compensation and finance committee). Mr. Wills also serves on the board of trustees and executive committee of The Hun School of Princeton, a college preparatory day and boarding school, since 2013, and as its Chairman since June 2018. Mr. Wills served as Executive Chairman and Interim Principal Executive Officer of Derma Sciences, Inc., a provider of advanced wound care products, from December 2015 to February 2017, when Derma Sciences was acquired by Integra Lifesciences (Nasdaq: IART). Previously, Mr. Wills served on the board of directors of Derma Sciences as the lead director and chairman of the audit committee from June 2000 to December 2015. Mr. Wills served as the Chief Financial Officer of Derma Sciences from 1997 to 2000. Mr. Wills served as the President and Chief Operating Officer of Wills, Owens & Baker, P.C., a public accounting firm, from 1991 to 2000. Mr. Wills, a certified public accountant, earned his Bachelor of Science in accounting from West Chester University, and a Master of Science in taxation from Temple University.

Fiscal 2020 Summary Compensation Table

The following table summarizes the compensation earned by or paid to our principal executive officer and our principal financial officer, who constitute all of our executive officers, for fiscal 2020 and fiscal 2019. We have no defined benefit or actuarial pension plan, and no deferred compensation plan.

Name and Principal Position	Fiscal Year	Salary ($)	Stock awards (1) ($)	Option awards (1) ($)	Nonequity incentive plan compensation (2) ($)	All other compensation (3) ($)	Total ($)
Carl Spana, Ph.D., Chief Executive Officer and President	2020	600,000	712,443	712,559	252,000	15,615	2,292,617
	2019	505,400	616,668	632,225	506,000	14,118	2,274,411
Stephen T. Wills, MST, CPA, Chief Financial Officer, Chief Operating Officer and Executive Vice President	2020	550,000	613,814	613,805	231,000	16,207	2,024,826
	2019	461,700	527,826	542,151	462,000	14,085	2,007,762

(1)
Amounts in these columns represent the aggregate grant date fair value for stock awards and option awards computed using either the Black-Scholes model or a multifactor Monte Carlo simulation. The aggregate grant date fair value of the performance-based stock options and performance-based restricted stock units granted in fiscal 2020, assuming that the highest level of performance would be achieved, was as follows: for Dr. Spana, $337,500 for performance-based stock options and $337,500 for performance-based restricted stock units; and for Mr. Wills, $290,750 for performance-based stock options and $290,750 for performance-based restricted stock units. The aggregate grant date fair value of the performance-based restricted stock units granted in fiscal 2019, assuming that the highest level of performance would be achieved, was $300,428 for Dr. Spana and $257,146 for Mr. Wills. There were no performance-based stock options granted in fiscal 2019. For a description of the assumptions we used to calculate these amounts, see Note 14 to the consolidated financial statements included in our Annual Report for fiscal 2020.

(2)
Annual incentive amounts.

(3)
Consists of matching contributions to 401(k) plan.

Base Salary

The salary for each NEO is based, among other factors, upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys, and internal comparisons. The compensation committee considers changes in the base salaries of our NEOs annually. In fiscal 2020, the compensation committee approved increases in base salaries to $600,000 for Dr. Spana and $550,000 for Mr. Wills in connection with entering into new employment agreements with each officer.

Annual Incentive Program

We provide annual incentive opportunities to our NEOs to promote the achievement of annual performance objectives. Each year, the compensation committee establishes the target annual incentive opportunity for each NEO, which is based on a percentage of his base salary. For fiscal 2020, the target annual incentive opportunity for each NEO equaled 60% of his annual base salary, up from 50% of base salary for fiscal 2019.

The 2020 annual incentive bonus for the NEOs was determined based on corporate performance and individual achievements and performance, as warranted. In determining the annual incentive bonus opportunity for executives, the executive’s annual base salary is multiplied by the target bonus percentage. The resulting amount is then multiplied by the corporate performance percentage approved by the compensation committee, which is dependent on the achievement of corporate performance goals, and also potentially adjusted upwards or downwards for individual executives based on their individual contribution toward the corporate results during the relevant year. The corporate objectives are established so that target attainment is not assured. Instead, our executives are required to demonstrate significant effort, dedication, and achievement to attain payment for performance at target or above.

The following table briefly describes each category of corporate objectives, the relative weighting of each objective, and the related achievement level:

Corporate Objectives Related to:	Weight	Achievement Level	Discretionary Adjustment*	Total Weighted Achievement
Vyleesi (bremelanotide) FSD Program	20%	0%	0%	0%
Anti-Inflammatory Programs	15%	0%	0%	0%
Ocular Program	45%	77%	15%	40%
Corporate	20%	100%	50%	30%
Total Payout				70%

* Discretionary adjustments for ocular programs were primarily related to program advances for PL9643 for dry eye disease, including management of clinical trial enrollment during the COVID-19 pandemic; discretionary adjustments for other corporate were primarily related to management of AMAG’s announced divestiture of Vyleesi and management of corporate operations in the light of the COVID-19 pandemic.

For fiscal 2020, the compensation committee determined that our NEOs achieved 70% of their target objectives. As a result, each NEO received a payout under the 2020 annual incentive program equal to 70% of his target annual incentive opportunity, or $252,000 for Dr. Spana and $231,000 for Mr. Wills (subject to rounding conventions).

Long-Term Incentive Program

The total direct compensation levels for our NEOs are heavily weighted to long-term incentive opportunities. This structure is intended to align executives’ interests with those of our stockholders, enhance our retention incentives and focus our executives on delivering sustainable performance over the longer-term.

The design of this program has evolved over the past several years to reflect core performance metrics and an incentive structure the compensation committee believes is necessary to drive our long-term success and that reflects feedback received from investors during our stockholder engagement process.

Each year, the compensation committee establishes the target long-term incentive opportunity for each NEO, which is based on a percentage of his base salary. For fiscal 2020, the target long-term incentive opportunity for each NEO equaled 250% of base salary for Dr. Spana and 235% of base salary for Mr. Wills.

On June 24, 2019, as part of our 2020 long-term incentive program, we granted 236,000 time-based restricted stock units and 236,000 performance-based restricted stock units to Dr. Spana, and 202,000 time-based restricted stock units and 202,000 performance-based restricted stock units to Mr. Wills. The time-based restricted stock units vest as to 25% of the number of shares granted at each anniversary of the date of grant. The performance-based restricted stock units vest on performance criteria relating to advancement of MC1r programs, including initiation of clinical trials, and licensing of Vyleesi in additional countries or regions.

On June 24, 2019, we also granted 744,000 stock options to Dr. Spana and 638,000 stock options to Mr. Wills, which vest as to 25% of the number of shares granted on each anniversary of the date of grant. The options have an exercise price of $1.34, the fair market value of the common stock on the business day immediately preceding the date of grant, and they expire on June 24, 2029.

On June 16, 2020, as part of our 2021 long-term incentive program, we granted 646,500 time-based restricted stock units and 646,500 performance-based restricted stock units to Dr. Spana, and 557,000 time-based restricted stock units and 557,000 performance-based restricted stock units to Mr. Wills. The time-based restricted stock units vest as to 25% of the number of shares granted at each anniversary of the date of grant. The performance-based restricted stock units vest on performance criteria relating to advancement of MC1r programs, including initiation of clinical trials, and licensing of Vyleesi in additional countries or regions.

On June 16, 2020, we also granted 1,071,500 time-based options and 1,071,500 performance-based options to Dr. Spana, and 923,000 time-based options and 923,000 performance-based options to Mr. Wills, a portion of which were contingent on increasing the shares reserved for grant under the 2011 Stock Incentive Plan, which was approved by the stockholders at a meeting on June 25, 2020. The time-based options vest as to 25% of the number of shares granted at each anniversary of the date of grant. The performance-based options vest on performance criteria relating to advancement of MC1r programs, including initiation of clinical trials, and licensing of Vyleesi in additional countries or regions. The options have an exercise price of $0.58, the fair market value of the common stock on the business day immediately preceding the date of grant, and they expire on June 16, 2030.

The following table shows the allocation of performance and time-based awards on a share basis for fiscal 2020 and fiscal 2019. Awards included restricted stock unit awards and stock option awards.

Name and Principal Position	Fiscal Year	Time-based stock awards (RSUs) (1)	Performance-based stock awards (RSUs) (1)	Time-based option awards (1)	Performance-based option awards (1)
Carl Spana, Ph.D., Chief Executive Officer and President	2020	646,500	646,500	1,071,500	1,071,500
	2019	236,000	236,000	744,000	-
Stephen T. Wills, MST, CPA, Chief Financial Officer, Chief Operating Officer and Executive Vice President	2020	557,000	557,000	923,000	923,000
	2019	202,000	202,000	638,000	-

(1)
Amounts in these columns represent the aggregate maximum number of shares obtainable based on awards in the relevant fiscal year, and assuming all awards ultimately vest.

Employment Agreements

Effective July 1, 2019, we entered into employment agreements with Dr. Spana and Mr. Wills which continue through June 30, 2022 unless terminated earlier. Under these agreements, which replaced substantially similar agreements that expired on June 30, 2019, Dr. Spana is serving as Chief Executive Officer and President at a base salary of $600,000 per year and Mr. Wills is serving as Chief Financial Officer and Chief Operating Officer at a base salary of $550,000 per year. Each agreement also provides for:

 ●
annual discretionary bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly performance objectives; and

 ●
participation in all benefit programs that we establish, to the extent the executive’s position, tenure, salary, age, health, and other qualifications make him eligible to participate.

 Each agreement allows us or the executive to terminate the agreement upon written notice and contains other provisions for termination by us for “cause,” or by the employee for “good reason” or due to a “change in control” (as these terms are defined in the employment agreements and set forth below). Early termination may, in some circumstances, result in severance pay at the salary then in effect, plus continuation of medical and dental benefits then in effect for a period of two years. In addition, the agreements provide that options and restricted stock units granted to these officers accelerate upon termination of employment except for voluntary resignation by the officer or termination for cause. In the event of retirement, termination by the officer for good reason, or termination by us other than for “cause”, options may be exercised until the earlier of twenty-four months following termination or expiration of the option term. Arrangements with our NEOs in connection with a termination following a change in control are described below. Each agreement includes non-competition, non-solicitation, and confidentiality covenants.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes all of the outstanding equity-based awards granted to our NEOs as of June 30, 2020, the end of our fiscal year.

		Option awards (1)					Stock awards (2)
Name	Option or stock award grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan award: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Carl Spana	06/22/11	300,000	-	-	1.00	06/22/21
	07/17/12	150,000	-	-	0.72	07/17/22
	06/27/13	275,000	-	-	0.62	06/27/23
	06/25/14	175,000	-	-	1.02	06/25/24
	06/11/15	300,000	-	-	1.08	06/11/25
	09/07/16	354,500	77,500	-	0.68	09/07/26
	06/20/17	703,500	234,500	-	0.37	06/20/27
	12/12/17	312,500	312,500	-	0.85	12/12/27
	12/12/17	500,000	-	125,000	0.85	12/12/27
	06/26/18	266,500	266,500	-	1.00	06/26/28
	06/24/19	186,000	558,000	-	1.34	06/24/29
	06/16/20	-	1,071,500	-	0.58	06/16/30
	06/16/20	-	-	1,071,500	0.58	06/16/30
	12/12/17						312,500	159,375	125,000	63,750
	06/24/19						177,000	90,270	185,850	94,784
	06/16/20						646,500	329,715	646,500	329,715
	Total Stock Awards						1,136,000	579,360	957,350	488,249

Stephen T. Wills	06/22/11	250,000	-	-	1.00	06/22/21
	07/17/12	135,000	-	-	0.72	07/17/22
	06/27/13	250,000	-	-	0.62	06/27/23
	06/25/14	150,000	-	-	1.02	06/25/24
	06/11/15	270,000	-	-	1.08	06/11/25
	09/07/16	324,750	71,250	-	0.68	09/07/26
	06/20/17	644,250	214,750	-	0.37	06/20/27
	12/12/17	287,500	287,500	-	0.85	12/12/27
	12/12/17	372,500	-	95,000	0.85	12/12/27
	06/26/18	227,000	227,000	-	1.00	06/26/18
	06/24/19	159,500	478,500	-	1.34	06/24/29
	06/16/20	-	923,000	-	0.58	06/16/30
	06/16/20	-	-	923,000	0.58	06/16/30
	12/12/17						287,500	146,625	95,000	48,450
	06/24/19						151,500	77,265	159,075	81,128
	06/16/20						557,000	284,070	557,000	284,070
	Total Stock Awards						996,000	507,960	811,075	413,648
(1)
Stock option vesting schedules: all options granted on or before September 6, 2016 have fully vested. Options granted after September 6, 2016 vest over four years with 1/4 of the shares vesting per year starting on the first anniversary of the grant date, provided that the NEO remains an employee. See “Termination and Change-In-Control Arrangements” below, except for performance-based options granted on Granted on June 16, 2020, which vest according to the terms of the grant described above, and December 12, 2017, which vested as to 30% on June 26, 2018, upon ratification by the Board of the compensation committee’s determination that the FDA had accepted for filing an NDA for Vyleesi for HSDD, and 50% on June 24, 2019, upon the compensation committee’s determination that FDA had approved the NDA for Vyleesi for HSDD. The remaining 20% did not vest during the performance period ending December 31, 2020.

 (2)
Time-based stock award vesting schedule: restricted stock units granted on December 12, 2017, as to 625,000 shares for Dr. Spana and 575,000 shares for Mr. Wills, which vest in equal amounts over a four year period, provided that the NEO remains an employee; restricted stock units granted on June 24, 2019 as to 236,000 shares for Dr. Spana and 202,000 shares for Mr. Wills and restricted stock units granted on June 16, 2020 as to 646,500 shares for Dr. Spana and 557,000 shares for Mr. Wills, which vest in equal amounts over a four year period, provided that the NEO remains an employee. Both time-based and performance-based restricted stock unit awards prior to fiscal 2019 contain deferred delivery provisions providing for delivery of the common stock after the grantee’s separation from service or a defined change in control. See “Stock Options and Restricted Stock Unit Awards” above and “Termination and Change-In-Control Arrangements” below.

 (3)
Calculated by multiplying the number of restricted stock units by $0.51, the closing market price of our common stock on June 30, 2020, the last trading day of our most recently completed fiscal year.

Termination and Change-In-Control Arrangements

The employment agreements, stock option agreements and restricted stock unit agreements with Dr. Spana and Mr. Wills contain the following provisions concerning severance compensation and the vesting of stock options and restricted stock units upon termination of employment or upon a change in control. The executive’s entitlement to severance, payment of health benefits and accelerated vesting of options is contingent on the executive executing a general release of claims against us.

Termination Without Severance Compensation. Regardless of whether there has been a change in control, if we terminate employment for cause or the executive terminates employment without good reason (as those terms are defined in the employment agreement and set forth below), then the executive will receive only his accrued salary and vacation benefits through the date of termination. He may also elect to receive medical and dental benefits pursuant to COBRA for up to two years but must remit the cost of coverage to us. Under the terms of our outstanding options and restricted stock units, all unvested options and restricted stock units would terminate immediately, and vested options would be exercisable for three months after termination.

Severance Compensation After Death or Disability. In the event of the executive’s death or disability, we will provide lump sum severance pay equal to 24 months of base pay, as well as the opportunity for COBRA benefits as described above under “Termination Without Severance Compensation.”

Severance Compensation Without a Change in Control. If we terminate or fail to extend the employment agreement without cause, or the executive terminates employment with good reason, then the executive will receive as severance pay his salary then in effect, paid in a lump sum, plus medical and dental benefits at our expense, for a period of two years after the termination date. In addition, upon such event all unvested options would immediately vest and be exercisable for two years after the termination date or, if earlier, the expiration of the option term, and all unvested restricted stock units would accelerate and become fully vested.

Severance Compensation After a Change in Control. If, within one year after a change in control, we terminate employment or the executive terminates employment with good reason, then the executive will receive as severance pay 200% of his salary then in effect, paid in a lump sum, plus medical and dental benefits at our expense, for a period of two years after the termination date. We would also reimburse the executive for up to $25,000 in fees and expenses during the six months following termination, for locating employment. All unvested options would immediately vest and be exercisable for two years after the termination date or, if earlier, the expiration of the option term. All unvested restricted stock units would vest upon a change in control, without regard to whether the executive’s employment is terminated.

Option and Restricted Stock Unit Vesting Upon a Change in Control. Pursuant to the employment agreements, options and restricted stock units granted under the 2011 Stock Incentive Plan vest upon termination of the employee within twelve months following a change in control. If any options granted under the 2005 Stock Plan are to be terminated in connection with a change in control, those options will vest in full immediately before the change in control.

Definitions. Under the employment agreements, a “change in control,” “cause” and “good reason” are defined as follows:

A “change in control” occurs when:

(a)
any person or entity acquires more than 50% of the voting power of our outstanding securities;

(b)
the individuals who, during any twelve-month period, constitute our board of directors cease to constitute at least a majority of the board of directors;

(c)
the consummation of a merger or consolidation; or

(d)
we sell substantially all our assets.

The term “cause” means:

(a)
the occurrence of (i) the executive’s material breach of, or habitual neglect or failure to perform the material duties which he is required to perform under, the terms of his employment agreement; (ii) the executive’s material failure to follow the reasonable directives or policies established by or at the direction of our board of directors; or (iii) the executive’s engaging in conduct that is materially detrimental to our interests such that we sustain a material loss or injury as a result thereof, provided that the breach or failure of performance is not cured, to the extent cure is possible, within ten days of the delivery to the executive of written notice thereof;

(b)
the willful breach by the executive of his obligations to us with respect to confidentiality, invention and non-disclosure, non-competition or non-solicitation; or

(c)
the conviction of the executive of, or the entry of a pleading of guilty or nolo contendere by the executive to, any crime involving moral turpitude or any felony.

The term “good reason” means the occurrence of any of the following, with our failure to cure such circumstances within 30 days of the delivery to us of written notice by the executive of such circumstances:

(a)
any material adverse change in the executive’s duties, authority or responsibilities, which causes the executive’s position with us to become of significantly less responsibility, or assignment of duties and responsibilities inconsistent with the executive’s position;

(b)
a material reduction in the executive’s salary;

(c)
our failure to continue in effect any material compensation or benefit plan in which the executive participates, unless an equitable arrangement has been made with respect to such plan, or our failure to continue the executive’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants;

(d)
our failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of our health and welfare insurance, retirement and other fringe-benefit plans, the taking of any action by us which would directly or indirectly materially reduce any of such benefits, or our failure to provide the executive with the number of paid vacation days to which he is entitled; or

(e)
the relocation of the executive to a location which is a material distance from Cranbury, New Jersey.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND OTHERS

The tables below show the beneficial stock ownership and voting power, as of April 23, 2021, of:

●
each director, each nominee for director, each of the NEOs, and all current directors and officers as a group; and

●
all persons who, to our knowledge, beneficially own more than five percent of our common stock or Series A preferred stock.

“Beneficial ownership” here means direct or indirect voting or dispositive power over outstanding stock and stock that a person has the right to acquire now or within 60 days after April 23, 2021. See the footnotes for more detailed explanations of the holdings. Except as noted, to our knowledge, the persons named in the tables beneficially own and have sole voting and dispositive power over all shares listed.

The common stock has one vote per share and the Series A preferred stock has approximately 16 votes per share of Series A preferred stock. Voting power is calculated on the basis of the aggregate of common stock and Series A preferred stock outstanding as of April 23, 2021, on which date 230,049,691 shares of common stock and 4,030 shares of Series A preferred stock, convertible into 66,059 shares of common stock, were outstanding.

Under our Insider Trading and Securities Law Compliance Policy, employees, directors and officers may not engage in hedging, monetization or pledging transactions of our securities. None of the shares of our management and directors shown on the table below are pledged.

The address for all members of our management and directors is c/o Palatin Technologies, Inc., 4B Cedar Brook Drive, Cranbury, NJ 08512. Addresses of other beneficial owners are in the applicable table.

MANAGEMENT:

Class	Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class	Percent of total voting power
Common	Carl Spana, Ph.D.	8,163,868 (1)	3.4%	*
Common	Stephen T. Wills	7,252,297 (2)	3.0%	*
Common	John K.A. Prendergast, Ph.D.	1,441,683 (3)	*	*
Common	Robert K. deVeer, Jr.	864,556 (4)	*	*
Common	J. Stanley Hull	817,216 (5)	*	*
Common	Alan W. Dunton, M.D.	777,768 (6)	*	*
Common	Arlene M. Morris	644,416 (7)	*	*
Common	Anthony M. Manning, Ph.D.	440,416 (8)	*	*

	All current directors and executive officers as a group (nine persons)	20,402,220 (9)	8.2%	1.3%
*Less than one percent.

(1)
Includes 4,259,125 shares of common stock underlying outstanding options and 3,021,375 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(2)
Includes 3,731,000 shares of common stock underlying outstanding options and 2,659,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(3)
Includes 787,916 shares of common stock underlying outstanding options and 259,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(4)
Includes 470,416 shares of common stock underlying outstanding options and 153,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(5)
Includes 470,416 shares of common stock underlying outstanding options and 153,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(6)
Includes 430,416 shares of common stock underlying outstanding options and 143,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(7)
Consists of 337,916 shares of common stock underlying outstanding options and 123,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(8)
Consists of 251,916 shares of common stock underlying outstanding options and 88,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(9)
Includes 17,338,496 shares of common stock underlying outstanding options and restricted stock units.

MORE THAN 5% BENEFICIAL OWNERS:

Class	Name and address of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class	Percent of total voting power
Series A Preferred	Steven N. Ostrovsky 43 Nikki Ct. Morganville, NJ 07751	500	12.4%	*
Series A Preferred	Thomas L. Cassidy IRA Rollover 38 Canaan Close New Canaan, CT 06840	500	12.4%	*
Series A Preferred	Jonathan E. Rothschild 300 Mercer St., #28F New York, NY 10003	500	12.4%	*
Series A Preferred	Arthur J. Nagle 19 Garden Avenue Bronxville, NY 10708	250	6.2%	*
Series A Preferred	Thomas P. and Mary E. Heiser, JTWROS 10 Ridge Road Hopkinton, MA 01748	250	6.2%	*
Series A Preferred	Carl F. Schwartz 31 West 87th St. New York, NY 10016	250	6.2%	*

Class	Name and address of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class	Percent of total voting power
Series A Preferred	Michael J. Wrubel 3650 N. 36 Avenue, #39 Hollywood, FL 33021	250	6.2%	*
Series A Preferred	Myron M. Teitelbaum, M.D. 175 Burton Lane Lawrence, NY 11559	250	6.2%	*
Series A Preferred	Laura Gold Galleries Ltd. Profit Sharing Trust Park South Gallery at Carnegie Hall 154 West 57th Street, Suite 114 New York, NY 10019	250	6.2%	*
Series A Preferred	Laura Gold 180 W. 58th Street New York, NY 10019	250	6.2%	*
Series A Preferred	Nadji T. Richmond 20 E. Wedgewood Glen The Woodlands, TX 77381	230	5.7%	*
*Less than one percent.

(1) Unless otherwise indicated by footnote, all share amounts represent outstanding shares of the class indicated, and all beneficial owners listed have, to our knowledge, sole voting and dispositive power over the shares listed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a condition of employment, we require all employees to disclose in writing actual or potential conflicts of interest, including related party transactions. Our code of corporate conduct and ethics, which applies to employees, officers, and directors, requires that the audit committee review and approve related party transactions. Our code of corporate conduct and ethics is available at our website, www.palatin.com. Since July 1, 2019, there have been no transactions or proposed transactions in which we were or are to be a participant, in which any related person had or will have a direct or indirect material interest.

OTHER ITEMS OF BUSINESS

We are not aware of any matters, other than the items of business discussed in this proxy statement, which may come before the meeting. If other items of business properly come before the meeting, the proxy holders will vote shares in accordance with their judgment.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR NEXT ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings for inclusion in our proxy statement in accordance with regulations adopted by the SEC under Rule 14a-8 of the Exchange Act. To be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting of stockholders, such proposals must be received no later than December 27, 2021.

Our Amended and Restated Bylaws set an advance notice procedure for proposals a stockholder wishes to present directly at an annual meeting (rather than submitting for inclusion in our proxy statement under Rule 14a-8) and for director nominations. To be considered for presentation at the 2022 annual meeting, although not included in the proxy statement, proposals and nominations submitted through our advance notice procedure must be received no earlier than February 8, 2022 and no later than March 10, 2022 and must be accompanied by the specific information required under Section 2.10 of our Amended and Restated Bylaws. Limited exceptions apply to the advance notice deadlines if the date of the 2022 annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2021 annual meeting, or, with respect to director nominations, we increase the number of directors to be elected at the 2022 annual meeting and fail to make a public announcement about the increase at least 100 calendar days prior to the first year anniversary of 2021 annual meeting.

Proposals or nominations that are not received in a timely manner will not be voted on at the 2022 annual meeting. If a proposal or nomination is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal or nomination under circumstances consistent with the proxy rules of the SEC. All stockholder proposals and nominations should be marked for the attention of the Secretary at our executive offices, 4B Cedar Brook Drive, Cranbury, NJ 08512.

By order of the board of directors, Stephen T. Wills, Secretary April 26, 2021

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PALATIN TECHNOLOGIES, INC.

Palatin Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Palatin Technologies, Inc.

SECOND: The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 21, 1986 under the name Cinedco, Inc. A Restated Certificate of Incorporation was filed on November 1, 1993 which contained a change of the name of the corporation to Interfilm, Inc. Thereafter, a Certificate of Amendment was filed on July 19, 1996, which changed the name of the Corporation to Palatin Technologies, Inc., a Certificate of Amendment was filed on September 5, 1997, a Certificate of Amendment was filed on May 4, 2005, a Certificate of Amendment was filed on July 23, 2010, a Certificate of Amendment was filed on September 24, 2010, a Certificate of Amendment was filed on May 12, 2011, a Certificate of Amendment was filed on September 27, 2012, and a Certificate of Amendment was filed on June 27, 2013.

THIRD: That at a meeting of the board of directors of Palatin Technologies, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, as amended, of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof.

FOURTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the board of directors and stockholders of the Corporation.

FIFTH: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

SIXTH: That upon the effectiveness of this Certificate of Amendment, Section 1 of the Article thereof numbered “IV” of the Restated Certificate of Incorporation, as amended, is hereby amended such that, as amended, said Section 1 shall read in its entirety as follows:

Section 1. Authorized Capital Stock. The Corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation shall have the authority to issue is 410,000,000, comprised of 400,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this ___ day of _______ 2021.

By: _____________________
Name: Stephen T. Wills
Title: Executive Vice President, Chief
Financial Officer and Chief Operating Officer

Appendix A, Page 1

PALATIN TECHNOLOGIES, INC.
ATTN: STEPHEN WILLS, EVP, CFO & COO
4B CEDAR BROOK DRIVE
CRANBURY, NJ 08512

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PTN2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Carl Spana, PhD
02) John K. A. Prendergast
03) Robert K. deVeer, Jr.
04) J. Stanley Hull
05) Alan W. Dunton, MD
06) Arlene M. Morris
07) Anthony M. Manning, PhD

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as Palatin's independent registered public accounting firm for the fiscal year ending June 30, 2021.	☐	☐	☐
3. To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock to 400,000,000 shares.	☐	☐	☐
4. To approve, on an advisory, non-binding basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000509218_1 R1.0.0.177

PALATIN TECHNOLOGIES, INC.
Virtual Annual Meeting of Stockholders
June 8, 2021 9:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned appoints Carl Spana, Ph.D. and Stephen T. Wills (each with full power to act without the other), as proxy holders with full power of substitution, to vote all shares of common stock and Series A Convertible Preferred Stock of Palatin Technologies, Inc., a Delaware corporation, held of record by the undersigned as of April 13, 2021, at Palatin's Virtual Annual Meeting of Stockholders to be held Tuesday, June 8, 2021, and at any postponement or adjournment of the meeting.

The proxy holders will vote the shares of the undersigned stockholder as instructed on the reverse side. If no choice is specified by the stockholder, the proxy holders will vote the shares FOR the election of the listed nominees, FOR proposals 2, 3, 4 and on any other matter coming before the meeting in the discretion of the proxy holders. The undersigned revokes any proxy previously given to vote or act with respect to such shares and ratifies and confirms all actions which the proxy holders or their substitutes may lawfully do in accordance with the instructions on this proxy card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000509218_2 R1.0.0.177